Pricing Supplement No. 36 dated June 14, 2004 (to Prospectus dated August 6, 2003 and Prospectus Supplement dated August 6, 2003)	Filed under Rule 424(b)(3) File No. 333-107132

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$263,000,000	Floating Rate Notes:	☐	Fixed Rate Notes:	☒

Original Issue Date:	June 21, 2004	Closing Date: June 21, 2004		CUSIP Number:	78442F CR 7

Maturity Date:	July 1, 2005	Option to Extend Maturity:	☒ No ☐ Yes	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:

Redeemable in whole or in part at the option of the Company:	☒ No	Redemption Price:	Not Applicable.

	☐ Yes	Redemption Dates:	Not Applicable.

Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.

	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Floating Rate Notes Only:

Interest Rate: 2.496% per annum.	Interest Payment Date:	July 1, 2005.

Interest Accrual Method: Actual/360.	Interest Period:	From and including the Closing Date to but excluding the Maturity Date with no adjustment for accrual purposes.

Citigroup

June 14, 2004

Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agent:	Citigroup Global Markets Inc. is acting as underwriter in connection with this issuance.
Issue Price:	100.00%.
Agent's Commission:	0.00%.
Net Proceeds:	$263,000,000.
Concession:	0.00%.
Reallowance:	0.00%.
CUSIP Number:	78442F CR 7
ISIN Number:	US78442FCR73.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation
(other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.

MTN 0081